UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported) May 7, 2005

SHOPSMITH, INC.

(Exact Name of Registrant as specified in its charter)

Ohio	0-9318	31-0811466

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6530 Poe Avenue, Dayton, Ohio		45414

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (937) 898-6070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an
Obligation under an Off-Balance Sheet Arrangement.

On May 7, 2005 Shopsmith, Inc. (the “Company”) determined that it was not in compliance with the Debt Service Coverage and Net Worth financial covenants as set forth in the Loan Agreement dated December 31, 2002 between the Company and The Provident Bank (the “Lender”), as amended (the “Loan Agreement”).

The Loan Agreement provides, among other terms, that the Company shall:

“Maintain the following financial covenants: ... From October 1, 2004 through June 30, 2005 of Borrower’s fiscal year, a Debt Service Coverage Ratio of 1.10 to 1.00 shall be maintained by Borrower, tested quarterly. Debt Service Coverage is defined as EBITDA – cash taxes, dividends, or Sub-S distributions divided by cash interest expense + quarterly CMLTD. EBITDA means Earnings [B]efore [I]nterest, [T]axes, [D]epreciation and [A]mortization. CMLTD means Current Maturities of Long Term Debt.”

Consolidated Tangible Net Worth. From July 1, 2004 through March 31, 2005, the Company must maintain consolidated tangible net worth in excess of $1,450,000. From and after April 1, 2005, consolidated tangible net worth must be in excess of $1,800,000.

For the quarter ended April 2, 2005, the Company did not meet these two financial covenants. As a result of this non-compliance, the Lender may, among other actions, declare all or any part of the borrowings by the Company under the Loan Agreement immediately due and payable. As of May 7, 2005, no amounts were outstanding under the Loan Agreement.

The Company has notified the Lender of the default and intends to seek a waiver. Failure to obtain the waiver could materially affect the Company’s financial position, liquidity, and operations.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

See Exhibit Index.

FORWARD-LOOKING STATEMENTS.

This Report contains certain forward-looking statements within the meaning of Section 21E of the Securities Act of 1934, as amended, including, without limitation, statements containing the words “may,” “intends to,” “could,” and words of similar import. Because forward-looking statements are based on a number of beliefs, estimates and assumptions that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shopsmith, Inc. (Registrant)

Date	May 11, 2005

/s/ Mark A. May (Signature)

Mark A. May
Vice President of Finance
(Principal Financial and Accounting Officer)